Exhibit 99.1

March 6, 2024

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. REPORTS STRONG FIRST QUARTER RESULTS, PROVIDES UPDATED FISCAL 2024 OUTLOOK

•
First quarter net sales of $586.0 million compared to $583.5 million in the prior year quarter.
•
First quarter net income of $182.7 million compared to a net loss of $13.5 million in the prior year quarter.
•
First quarter Adjusted EBITDA1 of $30.5 million compared to $21.3 million in the prior year quarter.
•
First quarter Adjusted Net Income1 of $14.7 million compared to $6.9 million in the prior year quarter.
•
Adjusts full-year fiscal 2024 outlook:
o
Net sales of $2.45 to $2.55 billion, net income of $224.0 to $245.0 million, Adjusted EBITDA of $145.0 to $165.0 million, and Adjusted Net Income of $72.0 to $90.0 million;
o
Net cash from operating activities of $16.0 to $36.0 million, which includes approximately $71.0 million of income tax and transaction costs related to divestiture activities, and Adjusted Free Cash Flow1 of $57.0 to $72.0 million.

Brookfield, Wis.--(BUSINESS WIRE) -- REV Group, Inc. (NYSE: REVG) (the “company”), a manufacturer of industry-leading specialty and recreational vehicles, today reported results for the three months ended January 31, 2024 (“first quarter 2024”). Consolidated net sales in the first quarter 2024 were $586.0 million, representing an increase of 0.4% compared to $583.5 million for the three months ended January 31, 2023 (“first quarter 2023”). The increase in consolidated net sales was primarily due to higher net sales, including price realization, within the Specialty Vehicles segment, partially offset by lower net sales in the Recreational Vehicles segment.

The company’s first quarter 2024 net income was $182.7 million, or $3.06 per diluted share, which included a $257.5 million gain on the sale of Collins Bus, partially offset by higher income tax expense, compared to a net loss of $13.5 million, or $0.23 per diluted share, in the first quarter 2023. Adjusted Net Income for the first quarter 2024 was $14.7 million, or $0.25 per diluted share, compared to Adjusted Net Income of $6.9 million, or $0.12 per diluted share, in the first quarter 2023. Adjusted EBITDA in the first quarter 2024 was $30.5 million, compared to $21.3 million in the first quarter 2023. The increase in Adjusted Net Income and Adjusted EBITDA during the quarter was primarily due to higher contributions from the Specialty Vehicles segment, partially offset by lower results in the Recreational Vehicles segment.

“We are pleased that first quarter results demonstrate continued momentum of previously announced pricing actions and operational improvements, resulting in solid year over year margin improvements and throughput increases within the Specialty Vehicles segment, which contributed to our strong first quarter earnings,” REV Group Inc. President and CEO Mark Skonieczny said. “We believe our first quarter’s results provide a solid foundation for delivering on our updated guidance and positions us for continued growth throughout the year.”

1 REV Group, Inc. Adjusted Net Income, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release.

Summary of Strategic Initiatives and Capital Allocation Actions

Effective January 26, 2024, the company completed the sale of its school bus business, Collins Bus Corporation (“Collins”), to Forest River Bus, LLC. In connection with the completion of the sale of Collins, the company received cash consideration of $308.2 million, inclusive of certain preliminary working capital adjustments. In addition to the sale of Collins, during first quarter 2024, the company announced it will discontinue manufacturing operations at its ElDorado National (California) (“ENC”) facility in Riverside, California. The wind down of ENC’s manufacturing operations is expected to be substantially completed by the end of fiscal year 2024, once existing customer orders are completed and delivered. Following the sale of Collins and the decision to discontinue manufacturing operations at ENC, the Company combined the remaining Commercial segment business with the Fire & Emergency businesses into a new segment named Specialty Vehicles. Additionally, the Recreation segment was renamed Recreational Vehicles. The Specialty Vehicles segment’s results will include the operating performance of Collins through its divestiture date of January 26, 2024, as well as the operating performance of ENC through its wind down.

The company used a portion of the proceeds from the sale of Collins to reduce outstanding borrowings under its 2021 ABL facility to zero. The remaining proceeds were used to return cash to shareholders as part of the $3.00 special cash dividend that was paid on Friday, February 16, 2024. Subsequently, on February 20, 2024, the company closed the previously announced registered underwritten public offering of 18,400,000 shares of its common stock by the company’s largest equity holders. 10,400,000 of these shares were sold to the public, and the remaining 8,000,000 shares were repurchased by the company for a purchase price of $126.1 million. The company funded the repurchase with borrowings under the 2021 ABL Facility. The company did not sell any shares of common stock and did not receive any proceeds in connection with this offering.

“The strategic and capital allocation actions taken by the company within and subsequent to our fiscal first quarter were aimed at optimizing our portfolio of products, creating a more focused operating structure and unlocking shareholder value,” said Skonieczny.

REV Group First Quarter Segment Highlights

Specialty Vehicles Segment

Specialty Vehicles segment net sales were $417.2 million in the first quarter 2024, an increase of $59.2 million, or 16.5%, from $358.0 million in the first quarter 2023. The increase in net sales compared to the prior year quarter was primarily due to increased shipments of fire apparatus and ambulance units, higher sales from the bus manufacturing businesses, and price realization, partially offset by lower shipments of terminal trucks. Specialty Vehicles segment backlog at the end of the first quarter 2024 was $3,864.1 million, an increase of $692.1 million compared to $3,172.0 million at the end of the first quarter 2023. The increase was primarily the result of continued demand and strong order intake for fire apparatus and ambulance units, and pricing actions, partially offset by a decrease in backlog related to the sale of Collins Bus, increased unit production against backlog and lower order intake for transit bus and terminal truck units.

Specialty Vehicles segment Adjusted EBITDA was $26.2 million in the first quarter 2024, an increase of $20.9 million, or 394.3%, from Adjusted EBITDA of $5.3 million in the first quarter 2023. Profitability within the segment benefited from higher sales volume of fire apparatus and ambulance units, higher contribution from the bus manufacturing businesses, and price realization, partially offset by inflationary pressures and lower sales volume of terminal trucks.

Recreational Vehicles Segment

Recreational Vehicles segment net sales were $169.4 million in the first quarter 2024, a decrease of $56.6 million, or 25.0%, from $226.0 million in the first quarter 2023. The decrease in net sales compared to the prior year quarter was primarily due to decreased unit shipments, an unfavorable mix of motorized units, and increased discounting, partially offset by price realization. Recreational Vehicles segment backlog at the end of the first quarter 2024 was $376.7 million, a decrease of $611.4 million compared to $988.1 million at the end of the first quarter 2023. The decrease was primarily the result of production against backlog, order cancelations, and lower order intake in certain product categories.

Recreational Vehicles segment Adjusted EBITDA was $11.6 million in the first quarter 2024, a decrease of $12.7 million, or 52.3%, from $24.3 million in the first quarter 2023. The decrease was primarily due to lower unit shipments, an unfavorable mix of motorized units, increased discounting, and inflationary pressures, partially offset by price realization.

Working Capital, Liquidity, and Capital Allocation

Cash and cash equivalents totaled $87.9 million as of January 31, 2024. The company had $534.1 million available under its ABL revolving credit facility as of January 31, 2024, an increase of $150.0 million as compared to the October 31, 2023 availability of $384.1 million. Trade working capital2 for the company as of January 31, 2024 was $363.1 million, compared to $318.5 million as of October 31, 2023. The increase was primarily due to a decrease in accounts payable and customer advances, partially offset by a decrease in accounts receivable and inventory. Capital expenditures in the first quarter 2024 were $10.5 million compared to $3.8 million in the first quarter 2023.

2 Trade Working Capital is defined as accounts receivable plus inventories less accounts payable and customer advances.

Updated Fiscal Year 2024 Outlook

	Full Fiscal Year 2024
	Updated Guidance		Recast Guidance[3]		Prior Guidance[4]
($ in millions)	Low	High	Low	High	Low	High
Net Sales	$2,450	$2,550	$2,450	$2,550	$2,600	$2,700
Net Income	$224	$245			$71	$90
Adjusted EBITDA	$145	$165	$140	$160	$165	$185
Adjusted Net Income	$72	$90			$82	$99
Net cash from operating activities	$16	$36
Adjusted Free Cash Flow	$57	$72	$53	$68	$70	$85

Quarterly Dividend

The company’s board of directors declared a quarterly cash dividend in the amount of $0.05 per share of common stock, payable on April 12, 2024, to shareholders of record on March 28, 2024, which equates to a rate of $0.20 per share of common stock on an annualized basis.

Conference Call

A conference call to discuss the company’s fiscal year 2024 first quarter financial results and our outlook is scheduled for March 6, 2024, at 10:00 a.m. ET. A supplemental slide deck will be available on the REV Group, Inc. investor relations website. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About REV Group

REV Group (REVG) companies are leading designers and manufacturers of specialty vehicles and related aftermarket parts and services, which serve a diversified customer base, primarily in the United States, through two segments: Specialty Vehicles and Recreational Vehicles. The Specialty Vehicles Segment provides customized vehicle solutions for applications, including essential needs for public services (ambulances and fire apparatus) and commercial infrastructure (terminal trucks and industrial sweepers). REV Group’s Recreation Vehicle Segment manufactures a variety of RVs, from Class B vans to Class A motorhomes. REV Group's portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. Several of REV Group's brands pioneered their specialty vehicle product categories and date back more than 50 years. REV Group trades on the NYSE under the symbol REVG. Investors-REVG

Note Regarding Non-GAAP Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA, Adjusted Net Income and Adjusted Free Cash Flow, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization and loss on early extinguishment of debt as applicable, as adjusted for certain non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance. Adjusted Net Income represents net income as adjusted for certain after-tax, non-recurring, one-time and other adjustments, which we believe are not indicative of our underlying operating performance, as well as non-cash intangible asset amortization and stock-based compensation. Adjusted Free Cash Flow is calculated as net cash from operating activities, excluding transaction expenses and income taxes associated with divestiture activities, minus capital expenditures.

The company believes that the use of Adjusted EBITDA, Adjusted Net Income and Adjusted Free Cash Flow provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. A reconciliation of Adjusted EBITDA, Adjusted Net Income and Adjusted Free Cash Flow to the most closely comparable financial measures calculated in accordance with GAAP is included in the financial appendix of this news release.

3 Recast to remove the results of Collins after sale, as previously disclosed in the investor presentation dated January 31, 2024.

4 Guidance from the Q4 fiscal year 2023 results announcement, as presented in the 8-K dated December 13, 2023.

Cautionary Statement About Forward-Looking Statements

This news release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “outlook,” “guidance,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate, including REV Group’s outlook for the full fiscal year 2024.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the company’s annual report on Form 10-K, and in the company’s subsequent quarterly reports on Form 10-Q, together with the company’s other filings with the SEC, which risks and uncertainties may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise.

Contact

Drew Konop

VP, Investor Relations & Corporate FP&A

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

		(Audited)
	January 31, 2024	October 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$87.9	$21.3
Accounts receivable, net	223.5	226.5
Inventories, net	650.4	657.7
Other current assets	26.8	27.7
Total current assets	988.6	933.2
Property, plant and equipment, net	153.1	159.5
Goodwill	138.7	157.3
Intangible assets, net	99.0	115.7
Right of use assets	35.0	37.0
Other long-term assets	6.7	7.7
Total assets	$1,421.1	$1,410.4
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$165.0	$208.3
Short-term customer advances	217.0	214.5
Dividends payable	179.3	—
Income tax payable	66.1	11.8
Short-term accrued warranty	20.2	23.4
Short-term lease obligations	7.2	7.4
Other current liabilities	78.5	91.8
Total current liabilities	733.3	557.2
Long-term debt	—	150.0
Long-term customer advances	128.8	142.9
Deferred income taxes	8.9	8.2
Long-term lease obligations	28.4	30.0
Other long-term liabilities	25.6	24.1
Total liabilities	925.0	912.4
Commitments and contingencies
Shareholders' Equity:
Preferred stock ($.001 par value, 95,000,000 shares authorized; none issued or outstanding)	—	—
Common stock ($.001 par value, 605,000,000 shares authorized; 59,775,713 and 59,505,829 shares issued and outstanding, respectively)	0.1	0.1
Additional paid-in capital	443.0	445.0
Retained earnings	53.0	52.7
Accumulated other comprehensive income	—	0.2
Total shareholders' equity	496.1	498.0
Total liabilities and shareholders' equity	$1,421.1	$1,410.4

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

	Three Months Ended January 31,
	2024	2023
Net sales	$586.0	$583.5
Cost of sales	523.1	525.6
Gross profit	62.9	57.9
Operating expenses:
Selling, general and administrative	55.4	67.8
Amortization of intangible assets	0.6	1.4
Restructuring	0.8	—
Impairment charges	12.6	—
Total operating expenses	69.4	69.2
Operating loss	(6.5)	(11.3)
Interest expense, net	6.8	7.1
Gain on sale of business	(257.5)	—
Other expense	—	0.2
Income (loss) before provision (benefit) for income taxes	244.2	(18.6)
Provision (benefit) for income taxes	61.5	(5.1)
Net income (loss)	$182.7	$(13.5)

Net income (loss) per common share:
Basic	$3.09	$(0.23)
Diluted	3.06	(0.23)
Dividends declared per common share	3.05	0.05

Adjusted net income per common share:
Basic	$0.25	$0.12
Diluted	0.25	0.12

Weighted Average Shares Outstanding:
Basic	59,050,739	58,340,983
Diluted	59,782,309	58,340,983

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended January 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$182.7	$(13.5)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6.5	6.9
Amortization of debt issuance costs	0.4	0.4
Stock-based compensation expense	2.9	5.9
Deferred income taxes	0.7	0.5
Impairment charges	12.6	—
Gain on sale of business	(257.5)	—
Changes in operating assets and liabilities, net	(18.0)	(7.1)
Net cash used in operating activities	(69.7)	(6.9)
Cash flows from investing activities:
Purchase of property, plant and equipment	(10.5)	(3.8)
Proceeds from sale of assets	—	0.2
Proceeds from sale of business	308.2	—
Other investing activities	—	0.6
Net cash provided by (used in) investing activities	297.7	(3.0)
Cash flows from financing activities:
Net (payments) proceeds from borrowings on revolving credit facility	(150.0)	20.0
Payment of dividends	(3.1)	(3.1)
Other financing activities	(8.3)	(4.4)
Net cash (used in) provided by financing activities	(161.4)	12.5
Net increase in cash and cash equivalents	66.6	2.6
Cash and cash equivalents, beginning of period	21.3	20.4
Cash and cash equivalents, end of period	$87.9	$23.0

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$6.2	$5.5
Income taxes, net of refunds	$6.8	$—

REV GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended January 31,
	2024	2023
Net Sales:
Specialty Vehicles	$417.2	$358.0
Recreational Vehicles	169.4	226.0
Corporate & Other	(0.6)	(0.5)
Total	$586.0	$583.5

Adjusted EBITDA:
Specialty Vehicles	$26.2	$5.3
Recreational Vehicles	11.6	24.3
Corporate & Other	(7.3)	(8.3)
Total	$30.5	$21.3

Adjusted EBITDA Margin:
Specialty Vehicles	6.3%	1.5%
Recreational Vehicles	6.8%	10.8%
Total	5.2%	3.7%

Period-End Backlog:	January 31, 2024	October 31 2023	January 31, 2023
Specialty Vehicles	$3,864.1	$4,076.7	$3,172.0
Recreational Vehicles	376.7	385.2	988.1
Total	$4,240.8	$4,461.9	$4,160.1

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA BY SEGMENT

(In millions; unaudited)

	Three Months Ended January 31, 2024
	Specialty Vehicles	Recreational Vehicles	Corporate & Other	Total
Net income (loss)	$255.2	$9.9	$(82.4)	$182.7
Depreciation and amortization	4.3	1.6	0.6	6.5
Interest expense, net	2.4	0.1	4.3	6.8
Provision for income taxes	—	—	61.5	61.5
EBITDA	261.9	11.6	(16.0)	257.5
Transaction expenses	—	—	5.0	5.0
Sponsor expense reimbursement	—	—	0.2	0.2
Restructuring costs	0.8	—	—	0.8
Restructuring related charges	6.1	—	—	6.1
Impairment charges	12.6	—	—	12.6
Stock-based compensation expense	—	—	2.9	2.9
Legal matters	2.3	—	0.6	2.9
Gain on sale of business	(257.5)	—	—	(257.5)
Adjusted EBITDA	$26.2	$11.6	$(7.3)	$30.5

	Three Months Ended January 31, 2023
	Specialty Vehicles	Recreational Vehicles	Corporate & Other	Total
Net income (loss)	$(4.2)	$21.7	$(31.0)	$(13.5)
Depreciation and amortization	3.8	2.6	0.5	6.9
Interest expense, net	2.3	—	4.8	7.1
Benefit for income taxes	—	—	(5.1)	(5.1)
EBITDA	1.9	24.3	(30.8)	(4.6)
Transaction expenses	—	—	0.2	0.2
Sponsor expense reimbursement	—	—	0.2	0.2
Restructuring related charges	2.5	—	3.1	5.6
Stock-based compensation expense	—	—	5.9	5.9
Legal matters	0.9	—	12.9	13.8
Other items	—	—	0.2	0.2
Adjusted EBITDA	$5.3	$24.3	$(8.3)	$21.3

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED NET INCOME

(In millions; unaudited)

	Three Months Ended January 31,
	2024	2023
Net income (loss)	$182.7	$(13.5)
Amortization of intangible assets	0.6	1.4
Transaction expenses	5.0	0.2
Sponsor expense reimbursement	0.2	0.2
Restructuring costs	0.8	—
Restructuring related charges	6.1	5.6
Impairment charges	12.6	—
Stock-based compensation expense	2.9	5.9
Legal matters	2.9	13.8
Gain on sale of business	(257.5)	—
Other items	—	0.2
Income tax effect of adjustments	58.4	(6.9)
Adjusted Net Income	$14.7	$6.9

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA OUTLOOK RECONCILIATION

(In millions; unaudited)

	Fiscal Year 2024
	Low	High
Net income (5)	$224.1	$245.0
Depreciation and amortization	26.0	24.0
Interest expense, net	28.0	26.0
Provision for income taxes	75.4	81.5
EBITDA	353.5	376.5
Transaction expenses	8.5	7.5
Sponsor expense reimbursement	0.4	0.4
Restructuring costs	8.0	7.0
Restructuring related charges	6.1	6.1
Impairment charges	12.6	12.6
Stock-based compensation expense	10.5	9.5
Legal matters	2.9	2.9
Gain on sale of business	(257.5)	(257.5)
Adjusted EBITDA	$145.0	$165.0

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED NET INCOME OUTLOOK RECONCILIATION

(In millions; unaudited)

	Fiscal Year 2024
	Low	High
Net income (5)	$224.1	$245.0
Amortization of intangible assets	2.3	2.3
Transaction expenses	8.5	7.5
Sponsor expense reimbursement	0.4	0.4
Restructuring costs	8.0	7.0
Restructuring related charges	6.1	6.1
Impairment charges	12.6	12.6
Stock-based compensation expense	10.5	9.5
Legal matters	2.9	2.9
Gain on sale of business	(257.5)	(257.5)
Income tax effect of adjustments	53.6	54.4
Adjusted Net Income	$71.5	$90.2

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED FREE CASH FLOW OUTLOOK RECONCILIATION

(In millions; unaudited)

	Fiscal Year 2024
	Low	High
Net cash provided by operating activities	$16.0	$35.5
Cash income taxes - divestiture activities	66.0	66.5
Transaction expenses - divestiture activities	5.0	5.0
Capital expenditures	(30.0)	(35.0)
Adjusted Free Cash Flow	$57.0	$72.0

5 Does not include any non-recurring charges that may occur during the period shown other than those presented in this reconciliation. See “Cautionary Statement About Forward-Looking Statements” above